Exhibit 99.1

December 13, 2007
Investor Contact:
Stephen C. Hathaway
Chief Financial Officer
608.824.2800
shathaway@tomotherapy.com
Media Contact:
Kevin O’Malley
Marketing Communications Manager
608.824.3384
komalley@tomotherapy.com

FOR IMMEDIATE RELEASE
TomoTherapy Announces Upcoming Ticker Symbol Change to “TOMO”
MADISON, Wis. — December 13, 2007 — TomoTherapy Incorporated (NASDAQ: TTPY) today announced that it intends to change its ticker symbol on the NASDAQ Global Select Market to “TOMO”, effective January 1, 2008. The ticker symbol “TOMO” was not available at the time of the company’s initial public offering, but is now available and reserved for the company. Management believes “TOMO” better represents the company’s name in the financial community.
Shareholders are not required to take any action with respect to this change.
About TomoTherapy Incorporated
TomoTherapy Incorporated has developed, manufactures and sells the TomoTherapy® Hi ·Art® treatment system, an advanced radiation therapy system for the treatment of a wide variety of cancers. The Hi ·Art treatment system combines integrated CT imaging with conformal radiation therapy to deliver sophisticated radiation treatments with speed and precision while reducing radiation exposure to surrounding healthy tissue. The company completed its initial public offering in May 2007 and its stock is traded on the NASDAQ Global Market under the symbol TTPY. To learn more about TomoTherapy, please visit our Web site at www.TomoTherapy.com.
©2007 TomoTherapy Incorporated. All rights reserved. The following words and logos used herein or in italicized or stylized text are trademarks or registered trademarks of TomoTherapy Incorporated in the United States and other countries: the TomoTherapy logo, TomoTherapy, Hi ·Art and CTrue.
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